Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-46613, 333-92395, 333-49890, 333-73208, 333-98285, 333-113614, 333-115342, 333-150258, 333-173066, 333-190524, 333-217070, 333-219870, and 333-225472 on Form S-8, and Registration Statement No. 333-228549 on Form S-3, of our reports dated March 13, 2019, relating to the consolidated financial statements of Kopin Corporation and subsidiaries (the “Company”), which report expresses an unqualified opinion and includes explanatory paragraphs relating to going concern and the Company’s adoption of a new accounting standard, and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Kopin Corporation for the year ended December 29, 2018.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
March 13, 2019